MEDIA CONTACT: Donna B. Weaver, VP Corporate Communications,312.576.3100, or donna.weaver@kellwood.com.

FINANCIAL CONTACT:

Samuel W. Duggan II, VP Investor Relations and Treasurer, 314.576.8580, or sam.duggan@kellwood.com.

Gregory W. Kleffner, Chief Financial Officer, 314.576.3125, or greg.kleffner@kellwood.com.

KELLWOOD REPORTS IMPROVED FIRST QUARTER RESULTS

Maintains Fiscal 2007 Guidance from Ongoing Operations

Regular Quarterly Dividend Declared

ST. LOUIS, MO., June 8, 2007 – Kellwood Company [NYSE:KWD] today reported results for the first quarter ended May 5, 2007, according to Robert C. Skinner, Jr., chairman, president and chief executive officer.

First Quarter

Net sales totaled $484.4 million, as compared to $493.8 million in the first quarter last year. Net earnings from continuing operations were $5.9 million, or $0.23 per diluted share, versus $1.1 million, or $0.04 per diluted share, last year. Included in net earnings from continuing operations for the quarter last year were restructuring and other non-recurring charges of $2.9 million (after tax), or $0.11 per diluted share associated with the Company’s recently completed strategic restructuring initiatives.

Total net earnings were $7.4 million, or $0.28 per diluted share, versus $9.2 million, or $0.36 per diluted share, in the first quarter last year. Included in total net earnings for the first quarter were net earnings from discontinued operations of $1.4 million, or $0.06 per diluted share, versus $8.1 million, or $0.31 per diluted share, last year. Results of discontinued operations in the 2006 first quarter include a $6.3 million reversal of an allowance for tax exposures no longer deemed necessary due to the finalization of an open tax year.

For the first quarter, on an ongoing basis (continuing operations excluding the restructuring and other non-recurring charges), net sales were $484.4 million as compared to $493.8 million in the first quarter last year. Operating earnings (gross profit less selling, general & administrative expense before stock option expense, amortization and restructuring and other non-recurring charges) for the first quarter were $16.2 million compared to $14.3 million, last year – a 13% increase.

Net earnings on an ongoing basis were $5.9 million, or $0.23 per diluted share, compared to $3.9 million, or $0.15 per share. The tax rate from ongoing operations was 27.0% compared to 33.5% last year. We continue to believe the 2007 full year effective tax rate will approximate 33%. The impact of the difference between the tax rate for the first quarter of 27.0% and our expected annual effective tax rate of 33% on net earnings is $0.5 million, or $0.02 per diluted share. The first quarter rate is lower than our expected full year rate primarily due to the reversal of allowances for tax exposures for which the statutes expired during the quarter. Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109 (FIN 48) is effective this year and requires that certain tax matters, such as these reversals, be recorded as discrete items in individual quarters.

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PAGE TWO

First Quarter Highlights From Ongoing Operations

Net sales of $484.4 million were slightly lower than last year. Organic sales growth was mainly realized from Calvin Klein women’s better sportswear, My Michelle® and XOXO® juniors and girls businesses and Gerber Childrenswear. The launch of O Oscar, an Oscar de la Renta Company, exclusively at Macy’s, as well as the acquisition of Vince® also led to improved sales in the quarter. This was offset by the anticipated impact of lower sales volumes of certain private brands and Halmode dresses and suits along with a softer than expected women’s bottoms business.

Gross profit as a percentage of net sales rose by approximately 200 basis points to 22.2%, partly reflecting a weak quarter last year. This increase was primarily driven by improved performance by many of the Company’s brands led by Sag Harbor®, My Michelle, XOXO, Baby Phat® and Gerber Childrenswear as well as the acquisition of Vince. To a lesser extent, the increase in gross profit as a percent of net sales also included lower product costs related to improvements in sourcing. Each business segment achieved a higher gross profit as a percent of net sales compared to last year.

Selling, general and administrative costs increased approximately 150 basis points from last year to 18.8% due to the acquisitions of Vince and HOLLYWOULD, the addition of 19 new retail stores and activities to fund new or relaunched brand initiatives to support our future growth.

Operating earnings (gross profit less selling, general & administrative expense before stock option expense, amortization and restructuring and other non-recurring charges) as a percent of net sales rose by approximately 40 basis points from last year to 3.3%.

“We continue to make progress in the execution of our strategy as demonstrated by our first quarter results which reflect the fourth consecutive quarter of year-over-year improvement in gross margin and net earnings,” stated Mr. Skinner. “Gerber Childrenswear and Baby Phat continued to excel during the first quarter. In addition, Sag Harbor women’s sportswear delivered improved sell through results at retail. Our juniors branded sportswear and dress businesses, consisting of My Michelle and XOXO, also performed well based on our ability to bring trend right product to market. While we recognize that we can still do better, Calvin Klein women’s better sportswear showed improvement over the prior year in retail sell through. In addition, based on the initial learnings from consumer preferences, we have made adjustments to our

O Oscar upcoming merchandise assortments and expect to see better results in the fall.”

First Quarter Business Segment Review From Ongoing Operations

Women’s Sportswear

Women’s Sportswear net sales decreased 3% to $272.5 million in the first quarter of 2007. Organic sales growth was realized from Calvin Klein women’s better sportswear and My Michelle and XOXO junior and girls businesses. Sales increases due to the launch of O Oscar as well as growth from the acquisition of Vince were offset by the anticipated impact of retail consolidations and lower sales volumes for certain private brands and Halmode dresses and suits. This along with a softer than expected women’s bottoms business contributed to the sales decline compared to last year. Operating earnings (gross profit less selling, general & administrative expense before stock option expense, amortization and restructuring and other non-recurring charges) decreased $1.9 million to $12.9 million. Operating earnings as a percent of net sales declined to 4.7% from 5.3% last year. This decrease in operating earnings as a percentage of net sales is principally due to higher selling, general and administrative costs related to the addition of 19 new retail stores and new or relaunched brand initiatives to support our future growth, as compared to last year.

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PAGE THREE

Men’s Sportswear

Net sales of Men’s Sportswear decreased 4% to $128.4 million during the 2007 first quarter principally related to our Smart Shirts’ private label business. Operating earnings (gross profit less selling, general & administrative expense before stock option expense, amortization and restructuring and other non-recurring charges) during the first quarter rose 9% to $6.2 million. Operating earnings as a percent of net sales improved to 4.9% from 4.3% last year largely due to the strong performance of Phat Fashions’ Baby Phat brand.

Other Soft Goods

Other Soft Goods continued to excel in the first quarter of 2007 achieving a 6% increase in net sales to $83.6 million. Growth was realized across the children’s and specialty recreation product categories. Operating earnings (gross profit less selling, general & administrative expense before stock option expense, amortization and restructuring and other non-recurring charges) grew 29% to $9.0 million in the first quarter of 2007. Operating earnings as a percentage of net sales increased to 10.7% from 8.8% last year driven by the continued strong performance and execution of the Company’s Gerber Childrenswear and American Recreation Products divisions.

Share Repurchase Program

During the first quarter, the Company repurchased an additional 137,100 shares or $3.8 million, for an average price of $27.90 per share. Kellwood has now repurchased a total of 2.5 million shares for $64.3 million. There remains the lesser of $10.7 million or 254,885 shares that can be repurchased under the original $75 million stock repurchase authorization.

Quarterly Dividend

The Board of Directors declared a regular quarterly dividend of $0.16 per common share, payable June 29, 2007 to shareholders of record June 18, 2007.

Guidance

Mr. Skinner stated, “The retail landscape has and will continue to change as a result of consolidation and the desire of our customers to have their own private brands or exclusive brands from their wholesale partners. Recognizing this changing environment, we developed and began implementing our five year corporate strategy last fall – to reinvigorate our core moderate business, expand into higher profile, better and above price point brands, connect more directly with consumers and utilize our operating infrastructure more efficiently to fund our growth. While not immune to this changing environment, we have confidence that the ongoing execution of our strategies will position our portfolio of brands for sustained growth in sales and profits.”

Second Quarter

For the second quarter of fiscal 2007, the Company expects net sales of approximately $460 million to $470 million, as compared to actual net sales from ongoing operations of $459.6 million in the second quarter of last year. Net sales of Women’s Sportswear and Men’s Sportswear are expected to be slightly lower at $255 million and $115 million, respectively. Net sales of Other Soft Goods are anticipated to be higher at $95 million. Operating earnings (gross profit less selling, general & administrative expense before stock option expense, amortization and restructuring and other non-recurring charges) from ongoing operations in the second quarter are forecasted to range from $21 million to $22 million versus $21.0 million last year.

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PAGE FOUR

Net earnings from ongoing operations in the second quarter of fiscal 2007 are estimated to be approximately $9.5 million to $10.0 million, or $0.37 to $0.39 per diluted share. This compares to net earnings from ongoing operations of $9.5 million, or $0.37 per share, in the second quarter of 2006. The Company anticipates realizing a gain on the sale of a building in the second quarter of 2007 totaling

$1.0 million after tax or $0.04 per diluted share. The effective tax rate for the second quarter is expected to be 38% compared to 33.5% last year. The impact of the difference between the tax rate for the second quarter of 38% and our expected annual effective tax rate of 33% on net earnings is $0.8 million or $0.03 per diluted share. The 2007 second quarter effective tax rate is higher than our expected annual effective tax rate of 33% due to discrete items which benefit the full year tax rate being recorded and anticipated in the first and fourth quarters under FIN 48.

During the second quarter of 2007, the Company announced that it would consolidate its warehouse operations by closing its Chico, California distribution center. Restructuring charges of approximately

$4 million are expected to be incurred during the second and/or third quarters of 2007 and the Company anticipates realizing a pay back through operating efficiencies over approximately the next 18 months.

Total Year

For the fiscal 2007 year, the Company continues to expect net sales from ongoing operations to range from $2.0 billion to $2.025 billion. This compares to actual net sales from ongoing operations of $1.962 billion in fiscal 2006.

On an ongoing basis, the Company also continues to anticipate that operating earnings (gross profit less selling, general & administrative expense before stock option expense, amortization and restructuring and other non-recurring charges) will approximate $100 million to $105 million versus $91.9 million last year. Net earnings for fiscal 2007 from ongoing operations are forecasted to range from $47 million to $49 million versus $42.5 million last year. Also on an ongoing basis, fiscal 2007 diluted earnings per share are estimated in the range of approximately $1.80 to $1.89 per diluted share. This compares to actual earnings per diluted share of $1.64 in fiscal 2006.

Conference Call Information

The Company will conduct a conference call today at 7:30 a.m. CT. If you wish to participate, you may do so by dialing 888-459-5609 or 973-321-1024 (toll/international). This call will be webcast to the general public and can be accessed via Kellwood’s website at www.kellwood.com.

An update to Kellwood Company’s Investment Overview has been posted on the Company’s website under Investor Relations/Presentations.

Kellwood (NYSE:KWD), a $2 billion marketer of apparel and consumer soft goods, specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. For more information, visit www.kellwood.com.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Actual results may differ materially due to risks and uncertainties that are described in the Company’s Form 10-K and other filings with the SEC.

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PAGE FIVE

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe", "expect", "will", "estimate", "project", "forecast", "planned", "should", "anticipate" and similar expressions may identify forward-looking statements. These forward-looking statements represent the Company's expectations concerning future events, are based on various assumptions and are subject to a number of risks and uncertainties. Although we believe that our expectations reflected in the forward-looking statements are reasonable, we cannot and do not give any assurance that such expectations will prove to be correct. These risks include, without limitation: intense competition in the apparel industry on many fronts; failing to continually anticipate fashion trends and consumer tastes; uncertainties regarding consumer confidence and spending patterns; concentration of our customers; consolidation and change in the retail industry; loss of key personnel; impact of the extent of foreign sourcing and manufacturing; continued value of licensed brands; ability to generate sufficient sales to offset the minimum royalty payments we must pay with respect to these products; inability to protect our intellectual property rights; fluctuations in the price, availability and quality of raw materials; reliance on independent manufacturers and availability of suitable acquisition candidates and integrating them into our existing business. These factors should be read in conjunction with the risk factors included in our Annual Report to Stockholders on Form 10-K for 2006 (the fiscal year ended February 3, 2007) and subsequent periodic filings. Actual results could differ materially from those expressed or implied in forward-looking statements. The Company disclaims any obligation to publicly update or revise any of its forward-looking statements.

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PAGE SIX

KELLWOOD COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands, except per share data)

	Three Months Ended
	4/29/2006	5/5/2007
Net sales	$ 493,777	$ 484,447
Cost of products sold	394,108	377,017
Gross profit	99,669	107,430
Selling, general and administrative expenses	85,388	91,280
Stock option expense	2,941	327
Amortization of intangible assets	2,481	3,222
Restructuring and other non-recurring charges	4,406	-
Interest expense, net	4,092	4,788
Other income, net	(1,154)	(322)
Earnings before income taxes	1,515	8,135
Income taxes	438	2,197
Net earnings from continuing operations	1,077	5,938
Net earnings from discontinued operations	8,116	1,447
Net earnings	$ 9,193	$ 7,385

Weighted average shares outstanding:

Basic	25,623	25,949

Diluted	25,785	26,117

Earnings per share:
Basic:
Continuing operations	$ 0.04	$ 0.23
Discontinued operations	0.32	0.06
Net earnings	$ 0.36	$ 0.28

Diluted:
Continuing operations	$ 0.04	$ 0.23
Discontinued operations	0.31	0.06
Net earnings	$ 0.36	$ 0.28

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PAGE SEVEN

KELLWOOD COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Amounts in thousands)

	At
	4/29/2006	5/5/2007
ASSETS
Current assets:
Cash and cash equivalents	$ 402,598	$ 374,074
Receivables, net	305,581	283,230
Inventories	189,030	218,631
Current deferred taxes and prepaid expenses	47,015	54,071
Current assets of discontinued operations	24,775	13,717
Total current assets	968,999	943,723

Property, plant and equipment, net	75,372	73,574
Intangible assets, net	157,546	199,482
Goodwill	200,887	229,711
Other assets	24,225	33,197
Long-term assets of discontinued operations	5,896	548
Total assets	$ 1,432,925	$ 1,480,235

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable and current portion of long-term debt	$ 17,016	$ 19,556
Accounts payable	153,124	151,094
Accrued salaries and employee benefits	29,827	30,495
Other accrued expenses	45,087	49,780
Current liabilities of discontinued operations	25,156	13,330
Total current liabilities	270,210	264,255

Long-term debt	492,067	486,666
Deferred income taxes and other	54,110	91,916
Stockholders' equity	616,538	637,398
Total liabilities and stockholders’ equity	$ 1,432,925	$ 1,480,235

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PAGE EIGHT

KELLWOOD COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Amounts in thousands)

	Three Months Ended
	4/29/2006	5/5/2007
OPERATING ACTIVITIES
Net earnings	$ 9,193	$ 7,385

Add/(deduct) items not affecting operating cash flows:
Depreciation and amortization	9,153	10,451
Stock-based compensation expense	2,941	327
Gain on sale of business	-	(535)
Deferred income taxes and other	(1,150)	(1,358)
Incremental tax benefits from stock options exercised	(169)	(20)
Non-cash adjustments related to restructuring and other non-recurring charges	2,037	-

Changes in working capital components:
Receivables, net	4,365	21,215
Inventories	37,135	31,541
Prepaid expenses	(465)	1,791
Accounts payable and accrued expenses	(28,806)	(31,993)
Payment of liabilities associated with the 2005 Restructuring Plan	(9,801)	(6,364)
Current deferred and accrued income taxes	(10,218)	1,185
Net cash provided by operating activities	14,215	33,625

INVESTING ACTIVITIES
Additions to property, plant and equipment	(3,412)	(4,804)
Acquisitions (including additional cash purchase consideration)	(6,446)	141
Proceeds from sale of business	-	9,847
Receipts for note receivable	687	688
Dispositions of fixed assets	5	898
Net cash (used in) provided by investing activities	(9,166)	6,770

FINANCING ACTIVITIES
Borrowings of notes payable	23,544	18,862
Payments of notes payable	(22,871)	(18,862)
Decrease in bank overdraft	(5,103)	(899)
Dividends paid	(4,101)	(4,153)
Stock purchases under Stock Repurchase Program	(5,006)	(3,825)
Stock transactions under incentive plans	4,211	1,464
Incremental tax benefits from stock options exercised	169	20
Net cash used in financing activities	(9,157)	(7,393)
Net change in cash and cash equivalents	(4,108)	33,002
Cash and cash equivalents, beginning of period	406,706	341,072
Cash and cash equivalents, end of period	$ 402,598	$ 374,074

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PAGE NINE

Use of Non-GAAP Financial Measures

The Company has provided non-GAAP adjusted earnings and earnings per share information for its first and second quarters and full year 2006 results, its first quarter 2007 results and second quarter and full year 2007 guidance in this release, in addition to providing financial results in accordance with GAAP. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding items that the Company believes are not indicative of the Company’s core operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. (Amounts in thousands, except per share data.)

First Quarter:
Detailed Results for FY 2006
	2006
	Total	Restructuring	Discontinued Operations	Ongoing Operations
Net sales	$ 493,777	$ -	$ -	$ 493,777
Cost of products sold	394,108	-	-	394,108
Gross profit	99,669	-	-	99,669
Selling, general and administrative expenses	85,388	-	-	85,388
Operating earnings before stock option expense, amortization and restructuring and other non-recurring charges	14,281	-	-	14,281
Stock option expense	2,941	-	-	2,941
Amortization of intangible assets	2,481	-	-	2,481
Restructuring and other non-recurring charges	4,406	(4,406)	-	-
Operating earnings	4,453	4,406	-	8,859
Interest expense, net	4,092	-	-	4,092
Other (income), net	(1,154)	-	-	(1,154)
Earnings before income taxes	1,515	4,406	-	5,921
Income taxes	438	1,546	-	1,984
Net earnings from continuing operations	1,077	2,860	-	3,937
Net earnings from discontinued operations	8,116	(823)	(7,293)	-
Net earnings	$ 9,193	$ 2,037	$ (7,293)	$ 3,937

Diluted EPS:
Continuing operations	$ 0.04	$ 0.11	$ -	$ 0.15
Discontinued operations	0.31	(0.03)	(0.28)	-
Net earnings	$ 0.36	$ 0.08	$ (0.28)	$ 0.15

The operating results for the first quarter of 2007 do not include restructuring and other non-recurring charges; therefore, continuing operations and ongoing operations are the same, and no reconciliation is necessary.

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PAGE TEN

The following tables summarize net sales, operating earnings, net earnings and diluted earnings per share from Kellwood’s ongoing operations, the restructuring and non-recurring charges, amortization of intangible assets and stock option expense included in continuing operations (amounts in thousands, except per share data). See the last page of the release for footnotes (1) and (2) to the tables.

First Quarter:

Summary of Results for FY 2007
	Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Restructuring	Ongoing Operations
Net sales	$ 484,447	$ -	$ -	$ -	$ 484,447
Operating earnings(1)	$ 12,601	$ 327	$ 3,222	$ -	$ 16,150
Net earnings from continuing operations	$ 5,938	$ -	$ -	$ -	$ 5,938
Diluted earnings per share from continuing operations	$ 0.23	$ -	$ -	$ -	$ 0.23

Summary of Results for FY 2006
	Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Restructuring	Ongoing Operations
Net sales	$ 493,777	$ -	$ -	$ -	$ 493,777
Operating earnings(1)	$ 4,453	$ 2,941	$ 2,481	$ 4,406	$ 14,281
Net earnings from continuing operations	$ 1,077	$ -	$ -	$ 2,860	$ 3,937
Diluted earnings per share from continuing operations	$ 0.04	$ -	$ -	$ 0.11	$ 0.15

Segment Results

Segment net sales and earnings for the three month periods ended April 29, 2006 and May 5, 2007, do not include restructuring and other non-recurring charges; therefore, continuing operations and ongoing operations are the same, and no reconciliation is necessary. Net sales and segment earnings for continuing operations by segment for these periods are as follows (Amounts in thousands, except per share data):

	Three Months Ended
	4/29/2006	5/5/2007
Net sales:
Women’s Sportswear	$ 281,352	$ 272,453
Men’s Sportswear	133,366	128,389
Other Soft Goods	79,059	83,605
Total net sales	$ 493,777	$ 484,447

Segment earnings (loss):
Women’s Sportswear	$ 14,838	$ 12,859
Men’s Sportswear	5,708	6,247
Other Soft Goods	6,951	8,966
General Corporate	(13,216)	(11,922)
Total segments	$ 14,281	$ 16,150

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PAGE ELEVEN

Guidance

Second Quarter:

Current Guidance for FY 2007 at the Mid-Point of the Range
	Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Restructuring	Ongoing Operations
Net sales	$ 465,000	$ -	$ -	$ -	$ 465,000
Operating earnings(1)	$ 17,900	$ 300	$ 3,300	$ -	$ 21,500
Net earnings from continuing operations	$ 9,750	$ -	$ -	$ -	$ 9,750
Diluted earnings per share from continuing operations	$ 0.38	$ -	$ -	$ -	$ 0.38

Summary of Results for FY 2006
	Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Restructuring	Ongoing Operations
Net sales	$ 459,648	$ -	$ -	$ -	$ 459,648
Operating earnings(1)	$ 15,424	$ 468	$ 2,582	$ 2,510	$ 20,984
Net earnings from continuing operations	$ 7,946	$ -	$ -	$ 1,582	$ 9,528
Diluted earnings per share from continuing operations	$ 0.31	$ -	$ -	$ 0.06	$ 0.37

Fiscal Year:

Current Guidance for FY 2007 at the Mid-Point of the Range
	Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Restructuring	Ongoing Operations
Net sales	$ 2,012,500	$ -	$ -	$ -	$ 2,012,500
Operating earnings(1)	$ 84,100	$ 1,400	$ 13,000	$ 4,000	$ 102,500
Net earnings from continuing operations	$ 45,500	$ -	$ -	$ 2,500	$ 48,000
Diluted earnings per share from continuing operations	$ 1.74	$ -	$ -	$ 0.10	$ 1.84

Summary of Results for FY 2006
	Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Restructuring	Ongoing Operations
Net sales	$ 1,961,750	$ -	$ -	$ -	$ 1,961,750
Operating earnings(1)	$ 43,010	$ 4,345	$ 10,935	$ 33,632	$ 91,922
Net earnings from continuing operations	$ 21,083	$ -	$ -	$ 21,423	$ 42,506
Diluted earnings per share from continuing operations	$ 0.82	$ -	$ -	$ 0.83	$ 1.64

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PAGE TWELVE

(1) Operating earnings for the operations of ongoing operations is a non-GAAP measure that differs from GAAP operating earnings in that it excludes restructuring, stock option expense and amortization of intangible assets. Operating earnings for the ongoing operations should not be considered as an alternative to GAAP operating earnings. Operating earnings before restructuring, stock option expense and amortization is the primary measure used by management to evaluate the Company’s performance, as well as the performance of the Company’s divisions and segments. Management believes the comparison of operating earnings before restructuring, stock option expense and amortization between periods is useful in showing the interaction of changes in sales, gross profit and selling, general and administrative expenses. Operating earnings before restructuring, stock option expense and amortization may not be comparable to any similarly titled measure used by another company.

(2) Stock option expense and amortization of intangible assets is not included in operating earnings for the ongoing operations; however, it is included in net earnings. See footnote (1) for further discussions of the presentation of operating earnings for the ongoing operations.

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